264 Putnam Asset Allocation Funds Conservative Portfolio attachment
3/31/08 Annual

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

For the period ended March 30, 2008, Putnam Management has assumed $1,853 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters



72DD1 	Class A	7,787
		Class B	827
		Class C	679

72DD2	Class M	159
		Class R	18
		Class Y	7973

73A1		Class A	0.150
		Class B	0.115
		Class C	0.114

73A2		Class M	0.126
		Class R	0.138
		Class Y	0.162

74U1		Class A	52,834
		Class B	6,986
		Class C	6,010

74U2		Class M	1,285
		Class R	137
		Class Y	50,553

74V1		Class A	9.33
		Class B	9.24
		Class C	9.25

74V2		Class M	9.24
		Class R	9.43
		Class Y	9.31

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.